Exhibit 99.1

FOR IMMEDIATE RELEASE

OLD POINT FINANCIAL CORPORATION NAMES TWO TO BOARD

Robert F. Shuford, President, CEO and Chairman of Old Point Financial Corporation, announced the following:

Robert (Robb) L. Riddle, C.C.I.M. has been elected to the Board of Directors of Old Point Financial Corporation. Mr. Riddle is a member of the Board of Directors of Old Point National Bank as well as the bank’s Virginia Beach Regional Board. Mr. Riddle, a Commercial Real Estate Broker, is President of Riddle Associates. Mr. Riddle is active in many community organizations and is a Board Member of the Chesapeake Care Free Clinic and the City of Virginia Beach Shore Drive Advisory Board.

Mr. Riddle resides in Virginia Beach.

Ellen Clark Thacker has been elected to the Board of Directors of Old Point Financial Corporation. Ms. Thacker is a member of the Board of Directors of Old Point National Bank as well as the Old Point Trust & Financial Services Board of Directors. Ms. Thacker is District Vice President and General Manager for BFI Waste Services, LLC. Ms. Thacker is a member of the Board of Trustees for Virginia Living Museum in Newport News as well as member of the Board of Trustees for St. Andrew’s Episcopal School in Newport News.

Ms. Thacker resides in Seaford with her husband and daughter.

Old Point Financial Corporation is the parent company of Old Point National Bank, a locally owned and managed community bank serving Hampton Roads with a 18-branch network extending from Chesapeake through James City County, and Old Point Trust & Financial Services, N.A., a wealth management services provider. For more information contact : Lani Chisman Davis, Marketing Director, 757/ 728-1286